Exhibit 99.n

RS VARIABLE PRODUCTS TRUST

Plan pursuant to Rule 18f-3(d) under the
Investment Company Act of 1940

Effective May 16, 2007

Each of the open-end investment companies (each a “Fund” and, together, the “Funds”) comprising RS Variable Products Trust (the “Trust”) may from time to time issue one or more of the following classes of shares:  Class I shares and Class II shares. Each class is subject to such conditions of eligibility as are set forth in the Funds’ registration statements as from time to time in effect.  The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan.  Except as noted below, expenses are allocated among the classes of shares of each Fund based upon the net assets of each Fund attributable to shares of each class.  This Plan is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, by action of the Trustees of the Trust.

CLASS I SHARES

Distribution and Service Fees

Class I shares are not subject to distribution and service fees.

Conversion Features

Class I shares do not convert to any other class of shares.

Exchange Features

Class I shares of any Fund may be exchanged, at the holder’s option, for Class I shares of any other Fund that offers Class I shares without the payment of a sales charge provided that the amount being exchanged satisfies the minimum investment required, the shareholder is a resident of a state in which shares of the Fund are qualified for sale and qualifies to purchase shares of that Fund, the Fund is accepting additional investments by such exchanges, and the Fund is an investment option available to the shareholder.

Initial Sales Charge

Class I shares are offered at their NAV and are not subject to an initial sales charge.

Contingent Deferred Sales Charge

Class I shares are not subject to a contingent deferred sales charge.

CLASS II SHARES

Distribution and Service Fees

Class II shares pay distribution and service fees pursuant to a plan (the “Distribution Plan”) adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  Class II shares also bear any costs associated with obtaining Class II shareholder approval of the Distribution Plan (or an amendment to the Distribution Plan).  Pursuant to the Distribution Plan, Class II shares may pay up to 0.25% of the relevant Fund’s average daily net assets attributable to the Class II shares.  Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of each Fund as from time to time in effect.  In addition, Class II shares may reimburse the Funds’ distributor (the “Distributor”) or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of each Fund as from time to time in effect.

Conversion Features

Class II shares do not convert to any other class of shares.

Exchange Features

Class II shares of any Fund may be exchanged, at the holder’s option, for Class II shares of any other Fund that offers Class II shares without the payment of a sales charge provided that the amount being exchanged satisfies the minimum investment required, the shareholder is a resident of a state in which shares of the Fund are qualified for sale and qualifies to purchase shares of that Fund, the Fund is accepting additional investments by such exchanges, and the Fund is an investment option under the contractowner’s variable annuity contract or variable life insurance policy.

Initial Sales Charge

Class II shares are offered at their NAV and are not subject to an initial sales charge.

Contingent Deferred Sales Charge

Class II shares are not subject to a contingent deferred sales charge.

ALLOCATIONS OF INCOME AND EXPENSES

(a)  Class I and II shares pay the expenses associated with their different distribution and shareholder servicing arrangements, if any (“Class Expenses”).  Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses.

(b)  The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

(1)           Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance, and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

(2)           Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item.  Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust.  Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes.  Thus, if a Class Expense can no longer be attributed to a class, it may be charged to a Fund for allocation among classes, as determined by the Board of Trustees.  Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the disinterested Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

DIVIDENDS/DISTRIBUTIONS

Each Fund pays out as dividends net investment income and net realized short term capital gains as described in its registration statement as from time to time in effect.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate, unless the shareholder elects to receive cash.  Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

REDEMPTION FEES

Each Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares.  The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law.  The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares.  The Trustees are not required to impose the  Redemption Fee on all Funds, nor must they impose the Redemption Fee on all share classes of any particular Fund.  Similarly, the Redemption Fee rate may differ from Fund to Fund and, within a Fund, from share class to share class.

Amounts paid pursuant to the Redemption Fee will be paid to the relevant Fund and, unless otherwise approved by the Trustees, will be allocated among the Fund’s share classes in the same manner as the Fund allocates income.

EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.  When this Plan takes effect, it shall supersede all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.